EXHIBIT 99.1

Contact: Jeff Misakian, Valeant Pharmaceuticals
714-545-0100 ext. 3309

VALEANT PHARMACEUTICALS REPORTS
FOURTH QUARTER AND YEAR-END 2003 RESULTS

— Product Sales in Fourth Quarter Up 26 Percent Over Previous Year –

     COSTA MESA, Calif., March 4, 2004 – Valeant Pharmaceuticals (NYSE: VRX) today reported fourth quarter revenues of $176.2 million, compared with revenues of $199.6 million in the same period last year. Specialty pharmaceutical product sales were $145.5 million in the 2003 fourth quarter, a 26 percent increase over the $115.7 million in product sales in the same period last year.

     Valeant reported a net loss in the 2003 fourth quarter of $1.8 million, or $0.02 per diluted share. Income from continuing operations in the 2003 fourth quarter was $2.9 million, or $0.03 per diluted share. Included in the fourth quarter 2003 results is an after-tax loss of $7.9 million on the early extinguishment of $140 million in principal amount of the company’s 6 1/2 percent convertible subordinated notes. Excluding the loss on extinguishment of debt, income from continuing operations in the 2003 fourth quarter was $10.8 million, or $0.13 per diluted share.

     In the 2002 fourth quarter, the company reported a net loss of $100.7 million, or $1.20 per diluted share, and a loss from continuing operations of $13.1 million, or $0.16 per diluted share. Excluding the effect of non-recurring and unusual items that are primarily related to the company’s past restructuring activities, income from continuing operations in the 2002 fourth quarter was $9.7 million, or $0.12 per diluted share.

     A reconciliation of GAAP results to those excluding non-recurring and unusual items is provided in Table 2.

     Robert W. O’Leary, Valeant’s chairman and chief executive officer, commented, “We finished 2003 on a strong note, capping a year of significant accomplishments with fourth quarter results that reflect the steady and measured progress we have made in building our specialty pharmaceuticals business. This progress was demonstrated by our strong sales performance, lower expense ratios and expanded operating margins. As per our plan, we have made strategic investments in our operations in the fourth quarter, particularly in manufacturing and research and development. Valeant expects to continue these investments in 2004 as we build a platform for accelerated growth in future years.”

     The stronger product sales reflect improvement in nearly all regions, with North America showing the most significant year-over-year improvement. Worldwide sales were aided by a net favorable impact from foreign currency translation, which added $6.6 million to sales. The increased product sales were offset by a 63 percent decline in royalty revenue to $30.7 million in the 2003 fourth quarter. The decline in royalty revenue was anticipated and reflects a decrease in sales of Rebetol® by Schering-Plough in the quarter. Ribavirin is also marketed by F. Hoffmann-La Roche under the brand name Copegus®.

     North American product sales in the fourth quarter of 2003 increased 138 percent to $28.2 million, compared to the same period in the prior year. The improvement in North America was due to increased sales of Efudex®, Kinerase®, Oxsoralen® and Mestinon®. Last year’s sales were impacted by the company’s wholesale inventory reduction measures, which were completed in early 2003.

     European product sales in the 2003 fourth quarter increased 22 percent to $62.6 million, compared to the same period in the prior year. Results in Europe were driven by an increase in sales of Mestinon and Calcitonin®, along with a growing contribution from Dermatix®, which was introduced by the company earlier in the year. In addition, European product sales were favorably impacted by foreign currency translation.

     Sales in Latin America were essentially flat, at $41.2 million in the fourth quarter of 2003, compared to the same period in the prior year, and reflect a negative impact from foreign currency, partially offset by higher sales volumes and price increases. Sales in the AAA region increased 22 percent to $13.4 million in the 2003 fourth quarter, reflecting increased sales of Mestinon and Nyal®.

     Gross margin increased to 63 percent in the 2003 fourth quarter versus 62 percent in the same period in the prior year. The improved gross margin primarily reflects a favorable mix of higher-margin products and the increase in sales from North America and Europe. These gains were partially offset by implementation of the company’s previously announced manufacturing and supply chain initiative, which includes the impact of severance costs and accelerated depreciation.

     Selling expenses in the 2003 fourth quarter increased four percent compared to the same period last year, while product sales increased 26 percent. General and administrative expenses were down 29 percent, primarily due to reduced legal costs. As a percent of product sales, selling, general and administrative expenses declined to 51 percent in the fourth quarter.

     Research and development costs in the 2003 fourth quarter increased 11 percent over last year to $15.6 million, primarily due to the initiation of Phase 3 trials for Viramidine. Amortization expense in the 2003 fourth quarter was $12.8 million, an increase of 73 percent over the same period last year, primarily due to the amortization of intangible assets recorded in connection with the company’s repurchase of Ribapharm.

     Valeant restructured its debt obligations in the fourth quarter, issuing $780 million in debt through a series of three private offerings. Total debt at December 31, 2003 was $1.1 billion, compared with $482 million at December 31, 2002. Cash increased to $872 million at December 31, 2003, compared to $245 million at December 31, 2002, primarily as a result of the debt offerings.

     In conjunction with the note offerings, Valeant repurchased $140 million of its 6 1/2 percent convertible subordinated notes, resulting in a pre-tax loss on extinguishment of $12.8 million ($7.9 million after taxes). The company intends to repurchase the remaining $326 million in 6 1/2 percent convertible notes on or prior to the first redemption date in July 2004.

     Other income in the 2003 fourth quarter increased to $4.2 million principally due to currency translation gains on dollar denominated net assets at the company’s foreign subsidiaries.

     Year-End Results:

     Valeant’s revenues for 2003 were $686.0 million, compared with $737.1 million reported in 2002. Royalty revenues in 2003 declined 38 percent to $167.5 million from the $270.3 million reported in 2002. Product sales in 2003 were $518.5 million, an 11 percent increase over the $466.8 million reported in 2002.

     Valeant reported a net loss for 2003 of $55.6 million, or $0.67 per diluted share. The net loss from continuing operations in 2003 was $65.0 million, or $0.78 per diluted share. The 2003 results include a write-off of the purchase price attributable to in-process research and development related to the Ribapharm acquisition in the 2003 third quarter, as well as the $7.9 million after-tax loss on extinguishment of the 6 1/2 percent convertible notes. Excluding these non-recurring and unusual items, Valeant’s income from continuing operations for 2003 was $60.6 million, or $0.71 per diluted share.

     In 2002, the company reported a net loss of $134.8 million, or $1.61 per diluted share, and income from continuing operations of $84.2 million, or $1.00 per diluted share. In 2002, the company reported non-recurring charges of $240.0 million and a loss of $25.7 million on extinguishment of debt, offset by a $261.9 million one-time gain from the Ribapharm initial public offering. Excluding these non-recurring and unusual items, income from continuing operations for 2002 was $87.2 million, or $1.04 per diluted share.

     Timothy C. Tyson, Valeant’s President and Chief Operating Officer, commented, “We have accomplished much in remaking our company this past year and have set the company on the right strategic course for the future. We focused on our global brands and are pleased to report that sales of these products in 2003 increased 27 percent to $117.8 million compared to $92.5 million in 2002. As we look into 2004, we expect to follow our previously announced accelerated investments in research and development and manufacturing. We expect that these actions will have a proportionally greater impact to earnings in the early quarters in 2004. We are focused on strengthening our position as a global, fully integrated specialty pharmaceutical business that delivers long-term value for shareholders. We continue to expect to achieve our targets for 2008 and manage within our metric guidance for 2004.”

     About Valeant

     Valeant Pharmaceuticals International (NYSE: VRX) is a global, publicly traded, research-based specialty pharmaceutical company that discovers, develops, manufactures and markets a broad range of pharmaceutical products. More information about Valeant can be found at www.valeant.com.

     FORWARD-LOOKING STATEMENTS

     This press release contains forward looking statements that involve risk and uncertainty, including, but not limited to, projections of future sales, royalty income, operating income, returns on invested assets, regulatory approval processes, competition from generic products, marketplace acceptance of the company’s products, success of the company’s strategic repositioning initiatives and the ability of management to execute them, cost-cutting measures, success of the company’s strategic plan and the ability to achieve financial targets and cost reduction goals, and other risks detailed from time to time in Valeant’s SEC filings. These statements are based on management’s current expectations and involve risks and uncertainties which include, Valeant’s ability to retain key employees, reduce costs, general economic factors and business and capital market conditions, general industry trends and changes in tax law requirements and government regulation. Valeant wishes to caution the reader that these factors, as well as other factors described in Valeant’s SEC filings, are among the factors that could cause actual results to differ materially from the expectations described in the forward looking statements.

###

Valeant Pharmaceuticals International	Table 1
Consolidated Condensed Statement of Income
for the three and twelve months ended December 31, 2003 and 2002

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
In thousands, except per share data	2003	2002	% Change	2003	2002	% Change
Product sales	$145,515	$115,709	26%	$518,471	$466,809	11%
Royalties	30,727	83,897	-63%	167,482	270,265	-38%

Total revenues	176,242	199,606	-12%	685,953	737,074	-7%
Cost of goods sold	54,472	43,653	25%	184,669	157,013	18%
Selling expenses	46,861	44,983	4%	166,707	164,103	2%
General and administrative expenses	26,771	37,725	-29%	111,532	126,565	-12%
Research and development costs	15,585	14,005	11%	45,286	49,531	-9%
Acquired in-process research and development (1)	—	—	—	117,609	—	—
Non-recurring & other unusual items (2)	—	35,007	—	—	239,965	—
Amortization expense	12,772	7,387	73%	38,577	30,661	26%

	156,461	182,760	-14%	664,380	767,838	-13%

Income (loss) from operations	19,781	16,846	17%	21,573	(30,764)	—
Interest, net	(6,431)	(7,265)		(27,257)	(37,212)
Other income (expense), net including translation and exchange	4,231	515		4,727	270,644
Loss on early extinguishment of debt	(12,803)	—		(12,803)	(25,730)

Income (loss) from continuing operations before provision for income taxes and minority interest	4,778	10,096		(13,760)	176,938
Provision for income taxes	1,816	16,152		39,463	74,963
Minority interest	96	7,060		11,763	17,730

Income (loss) from continuing operations	2,866	(13,116)		(64,986)	84,245
Income (loss) from discontinued operations, net	(4,646)	(87,546)		9,346	(197,288)
Cumulative effect of change in accounting principle	—	—		—	(21,791)

Net loss	$(1,780)	$(100,662)		$(55,640)	$(134,834)

Basic earnings per common share
Income (loss) from continued operations	$0.04	$(0.16)		$(0.78)	$1.01
Discontinued operations, net	(0.06)	(1.04)		0.11	(2.37)
Cumulative effect of change in accounting principle	—	—		—	(0.26)

Net loss	$(0.02)	$(1.20)		$(0.67)	$(1.62)

Shares used in per share computation	83,137	83,948		83,602	83,279

Diluted earnings per common share
Income (loss) from continued operations	$0.03	$(0.16)		$(0.78)	$1.00
Discontinued operations, net	(0.05)	(1.04)		0.11	(2.35)
Cumulative effect of change in accounting principle	—	—		—	(0.26)

Net loss	$(0.02)	$(1.20)		$(0.67)	$(1.61)

Shares used in per share computation	85,856	83,948		83,602	83,988

(1)	Expense associated with the write-off of acquired in-process research and development (“IPR&D”) related to the Ribapharm acquistion.

(2)	See Table 2

Valeant Pharmaceuticals International	Table 2
Reconciliation of earnings per share calculation excluding IPR&D, non-recurring and other items for the three and twelve months ended December 31, 2003 and 2002

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
In thousands, except per share data	2003	2002	2003	2002
Income (loss) from continuing operations	$2,866	$(13,116)	$(64,986)	$84,245
Excludes:
IPR&D	—		117,609
Non-recurring and other unusual items (1)	—	35,007	—	239,965
Gain on sale of subsidiary stock	—	—	—	(261,937)
Loss on early extinguishment of debt	12,803	—	12,803	25,730
Tax effect on the non-recurring charges and gain	(4,865)	(12,168)	(4,865)	(814)

Net income from continuing operations before IPR&D, non- recurring and other items	$10,804	$9,723	$60,561	$87,189

Diluted EPS from continuing operations before IPR&D, non-recurring and other items	$0.13	$0.12	$0.71	$1.04

Shares used in per share calculation (2)	85,856	84,083	84,763	83,988

(1) Includes the following charges:
Severance costs		$23,508		$54,216
Stock compensation costs related to Employee stock compensation plan		—		61,400
Executive and director bonuses paid in connection with the Ribapham IPO		—		47,839
Transaction fees related to Ribapharm		—		13,000
Incentive compensation costs related to the change of control		—		12,022
Costs incurred in proxy contest		2,468		9,850
Environmental remediation and related expenses		3,086		8,298
Writedown of certain assets		5,945		15,045
International IPO write-off		—		18,295

Non-recurring and other items included in income (loss) from operations (3)		$35,007		$239,965

Gain on sale of subsidiary stock	$—	$—	$—	$(261,937)
Loss on early extinguishment of debt (4)	12,803	—	12,803	25,730

Non-recurring and other items included in other income, net including translation and exchange	$12,803	$—	$12,803	$(236,207)

(2)	The shares used in the diluted EPS from continuing operations before IPR&D, non-recurring and other items includes the dilutive effect of stock options.

(3)	The Company has reclassified $1,578, of non-recurring items that were previously reported in continuing operations to discontinued operations for the three and twelve months ended December 31, 2002 to conform with discontinued operations presentation.

(4)	The Company adopted Statement of Financial Accounting Standards No. 145 (“SFAS No. 145”) in the fourth quarter of 2002, SFAS No. 145 eliminates the exception to record gains and losses related to extinguishment of debt as an extraordinary item.

Note: The financial results above are adjusted to exclude the effects of IPR&D and non-recurring and other items. The Company’s chief decision makers exclude these items in assessing financial performance, primarily due to their non-operational nature.

Valeant Pharmaceuticals International	Table 3
Consolidated Condensed Statement of Revenue and Operating Income
for the three and twelve months ended December 31, 2003 and 2002
(in thousands)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
Revenues	2003	2002	% Change	2003	2002	% Change
North America	$28,237	$11,860	138%	$99,074	$90,011	10%
Latin America	41,206	41,508	-1%	136,008	135,527	0%
Europe	62,635	51,293	22%	232,031	189,925	22%
AAA	13,437	11,048	22%	51,358	51,346	0%

Total pharmaceuticals	145,515	115,709	26%	518,471	466,809	11%
Royalty revenues	30,727	83,897	-63%	167,482	270,265	-38%

Consolidated revenues	$176,242	$199,606	-12%	$685,953	$737,074	-7%

Cost of goods sold	$54,472	$43,653	25%	$184,669	$157,013	18%

Gross profit margin on product sales	63%	62%		64%	66%

Operating Income (Loss)
North America	$11,866	$(7,129)	—	$30,763	$15,483	99%
Latin America	14,531	16,093	-10%	44,750	48,535	-8%
Europe	4,986	(1,755)	—	29,808	10,625	181%
AAA	1,448	(849)	—	4,857	(760)	—

Total pharmaceuticals	32,831	6,360	416%	110,178	73,883	49%
R&D Division (1)	8,010	58,353	-86%	(22,458)	203,981	—

Consolidated segment operating income	40,841	64,713	-37%	87,720	277,864	-68%
Corporate expenses	(21,060)	(47,867)	-56%	(66,147)	(308,628)	-79%

Total consolidated operating income (loss)	$19,781	$16,846		$21,573	$(30,764)

Reconciliation of consolidated operating income to earnings before interest, taxes, depreciation and amortization (“EBITDA”)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2003	2002	% Change	2003	2002	% Change
Consolidated operating
income (GAAP)	$19,781	$16,846	17%	$21,573	$(30,764)	—
Depreciation and amortization	20,546	12,968	58%	64,807	53,919	20%

EBITDA (non-GAAP) (2)	40,327	29,814	35%	86,380	23,155	273%
IPR&D, non-recurring and other items (3)	—	35,007	—	117,609	239,965	-51%

EBITDA (non-GAAP) excluding IPR&D, non-recurring and other items (2)	$40,327	$64,821	-38%	$203,989	$263,120	-22%

(1)	Includes a charge for IPR&D of $117,609.

(2)	Valeant believes that EBITDA is a meaningful non-GAAP financial measure as an earnings derived indicator that approximates cashflow. EBITDA as defined and presented by the Company may not be comparable to similar measures reported by other companies.

(3)	See Table 2

Valeant Pharmaceuticals International	Table 4
Top Product Sales
for the twelve months ended December 31, 2003 and 2002

			Increase/
	2003 Actual	2002 Actual	(Decrease)	% Change
Dermatology
Efudix/Efudex (1)	$26,836	$23,085	$3,751	16%
Kinerase (1)	12,633	10,389	2,244	22%
Dermatix (1)	2,544	338	2,206	653%
Oxsoralen-Ultra (1)	8,530	4,585	3,945	86%
Infectious Disease
Virazole (1)	18,793	17,384	1,409	8%
Ancotil/Ancobon (1)	6,591	5,490	1,101	20%
Neurology
Mestinon (1)	41,879	31,228	10,651	34%
Dalmane/Dalmadorm	10,638	10,753	(115)	-1%
Primary Care
Bedoyecta	26,955	29,781	(2,826)	-9%
Calcitonin	13,638	9,448	4,190	44%
Librax	11,773	18,209	(6,436)	-35%
Nuclosina	11,404	11,081	323	3%
Other Products	326,257	295,038	31,219	11%

Total Product Sales	$518,471	$466,809	$51,662	11%

Total Global Product Sales (1)	$117,806	$92,499	$25,307	27%

Global Products as a % of Product Sales (1)	23%	20%

(1)	Global products represent those products with targeted centralized promotional strategy.

Valeant Pharmaceuticals International	Table 5
Consolidated Condensed Statement of Gross Profit on Product Sales
for the three and twelve months ended December 31, 2003 and 2002
(in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2003	2002	2003	2002
North America	$24,215	$6,061	$79,733	$70,648
Latin America	28,552	30,538	96,780	100,002
Europe	32,234	30,537	131,069	114,670
AAA	6,042	4,920	26,220	24,476

Total pharmaceuticals	$91,043	$72,056	$333,802	$309,796

Valeant Pharmaceuticals International	Table 6
Consolidated Balance Sheet Data
as of December 31, 2003 and December 31, 2002
(in thousands)

	December 31,	December 31,
	2003	2002
Cash	$872,056	$245,184
Accounts receivable, net	162,402	215,776
Inventory, net	91,906	88,862
Long-term debt	1,120,038	482,256
Total equity	605,368	703,690

Valeant Pharmaceuticals International	Table 7
Supplemental Non-GAAP Information
(in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2003	2002	2003	2002
Consolidated
Product sales	$145,515	$115,709	$518,471	$466,809
Currency effect	(6,592)		(22,105)
Product sales, excluding currency impact	$138,923		$496,366
Operating income (loss)	$19,781	$16,846	$21,573	$(30,764)
Currency effect	(20)		(2,585)
Operating income, excluding currency impact	$19,761		$18,988
Geographic Product Sales
North America pharmaceuticals	$28,237	$11,860	$99,074	$90,011
Currency effect	(885)		(2,646)
North America pharmaceuticals, excluding currency impact	$27,352		$96,428
Latin America pharmaceuticals	$41,206	$41,508	$136,008	$135,527
Currency effect	1,939		11,317
Latin America pharmaceuticals, excluding currency impact	$43,145		$147,325
Europe pharmaceuticals	$62,635	$51,293	$232,031	$189,925
Currency effect	(6,274)		(26,533)
Europe pharmaceuticals, excluding currency impact	$56,361		$205,498
AAA pharmaceuticals	$13,437	$11,048	$51,358	$51,346
Currency effect	(1,372)		(4,243)
AAA pharmaceuticals, excluding currency impact	$12,065		$47,115

Note: Currency effect is determined by comparing adjusted 2003 reported amounts, calculated using 2002 monthly average exchange rates, to the actual 2002 reported amounts. Constant currency sales is not a GAAP defined measure of revenue growth. Constant currency sales as defined and presented by the Company may not be comparable to similar measures reported by other companies.